Contract No. CTT31DKH-2009-2-37

Cooperation Agreement: "Little Secretary" Agency Agreement

Between

Party A: China TieTong Telecommunications Corporation Shanghai Branch

and

Party B: Shanghai REDtone Telecommunications Ltd.

November      , 2009

This Agreement is made and entered into by and between:

Party A:  China TieTong Telecommunications Corporation Shanghai Branch (hereinafter referred to as Party A)

and

Party B: Shanghai REDtone Telecommunications Ltd. (hereinafter referred to as Party B)

For purposes of exploring the market and expanding the business scale rapidly, and jointly promoting the continuous development of telecommunications services, and on the basis of the principles of complementary advantages, mutual benefits, and mutual development, Party A and Party B agree as follows:

Article 1 Contents of Cooperation and the Agency Scope

1.1 On the basis of acceptance and full understanding by the parties, the parties intend to cooperate in "Little Secretary" program by making use of their respective advantages. Party A designates Party B as the only authorized agency for the "Little Secretary" telecommunications service of Party A during the cooperation period, and shall not cooperate with any other parties in the same business.

1.2 Party B shall be responsible for the product design and innovation, platform construction and maintenance, business promotion and product marketing, after-sales service to customers in connection with the "Little Secretary". The aforesaid business activities shall comply with the relevant laws and regulations of the People's Republic of China and Party B shall accept Party A's supervision and guidance.

Article 2 Rights and Obligations of the Parties

2.1 Rights and obligations of Party A

2.1.1 Party A shall have the right to require Party B to report the progresses of the program, provide detailed information about the users in a timely manner, check the application of the equipment, and supervise the operation, maintenance and various service quality, without affecting Party B's normal operation.

2.1.2 In case of any user's complaints attributable to Party B, after verification, Party A shall have the right to notify Party A to improve the service quality in accordance with the uniform service standards of Party A. And if the service standards of Party A can not be met after three times of correction for the same compliant, Party A shall have the right to require Party B to give reasonable economic compensation to the user according to law.

2.1.3 Party A is responsible for the interconnection and interworking with other Chinese telecommunications service providers (fixed-line/mobile phone), and ensure the conformity with the interconnection and interworking standards and quality specified by the Ministry of Information Industry. And Party A shall provide Party B with a 40m2 machine room at the machine room of Party A in Shanghai free of charge, and assist Party B in the installation of the relevant equipment and software.

2.1.4 Party A shall disclose the actual network-to-network (domestic and international) rate settlement standards, and give Party B a prior notice on any adjustments in a timely manner.

2.1.5 Party A authorizes Party B to use the intellectual property rights of Party A, including the TieTong brand, in the market business activities in connection with the "Little Secretary" program during the cooperation period, however, Party B must report to Party A for approval and record. Party A shall assist Party B in taking necessary measures, to protect the intellectual property rights of Party B's "Little Secretary" brand in China, including registering the trademark and copyrights of this brand.

2.1.6 Party A must provide effective telecommunications bills and invoices to the users, and authorize Party B to issue the invoices of Party A to the users of "Little Secretary".

2.1.7 Party A warrants that Party A shall timely expand the capacity within one month upon the request of Party B when the network-to-network telephone traffic with the operation of E1 reaches 70%.

2.1.8 Party A shall assist Party B in applying to all mobile service providers, such as China Mobile, China Unicom, and China Telecom (PHS), for SMS server, and obtaining the relevant SMS codes.

2.2 Rights and obligations of Party B

2.2.1 Party B shall be responsible for the exploration of relevant business market, and may provide the users with telecommunications services within the service scope specified in the Agreement in the name of Party A.

2.2.2 After the number of users reaches a certain scale after the effective date of this Agreement, Party B shall set up business offices according to reasonable requests of Party A, and arrange necessary personnel and equipment for such business offices.

2.2.3 Party B shall collect fees from the users in the name of Party A in accordance with the bills provided by Party A.

2.2.4 Party B shall maintain Party A's image and product reputation, and be prohibited from using the brands of Party A for other business activities irrelevant to this Agreement, and shall collect the fees in strict accordance with the bills of Party A, otherwise, all economic and legal responsibilities resulting therefrom shall borne by Party B.

2.2.5 Party B may use the publication materials provided by Party A uniformly. If Party B intends to make publication materials by itself, the written confirmation of Party A shall be obtained first and the samples shall be provided to Party A for record.

2.2.6 Party B has the responsibility to answer the users' questions in respect of technology and charges during the application. For any questions Party B can not answer, Party B shall guide the users to consult the Customer Service Centre of Party A.

2.2.7 Party B shall observe the Measures of China TieTong Telecommunications Corporation for Agency Management. In case of any conflicts between the Measures and the terms hereof, this Agreement shall prevail. Any amendments by Party A to this Appendix shall be notified to Party B in advance.

2.2.8 Party B shall assume any and all economic and legal responsibilities resulting from the failure by Party A to provide the contract customers with the services on schedule, which is attributable to Party B.

2.2.9 Party B shall endeavor to accomplish the anticipated business objectives.

2.2.10 Party B shall have the right to decide the product promotion and marketing activities at its sole discretion.

2.2.11 Party B shall have the right to recruit the sales personnel and customer service personnel by itself.

2.2.12 Party B may provide the customers with preferential product policies, which must be reported to Party A for examination and approval in advance.

2.3 Responsibilities and obligations of the parties

2.3.1 Party B shall not transfer the customers to any third parties by making use of the proxy or power of attorney issued by Party A after bringing to a conclusion on the business. In the event of such circumstance, Party B shall, at the request of Party A, pay to Party A the compensation equal to three times the construction and investment expenses of Party A for this program.

2.3.2 Party A undertakes that, it will not authorize any third parties to be engaged in this program during the cooperation period. In the event of such circumstance, Party A shall, at the request of Party B, pay to Party B the compensation equal to three times the construction and investment expenses of Party B for this program.

2.3.3 Party B shall be responsible for the collection of the sales proceeds. The monthly sales proceeds and collected proceeds must be mutually transparent.

2.3.4 The parties shall formulate the relevant rules and regulations, establish a maintenance area, assign a person-in-charge, allocate the job numbers of the maintenance personnel, and report the telephone and fax number to the machine room of Party A. During the holidays, someone shall be arranged to be on duty and Party B's telephone for fault-handling and Party A's customer service and complaints telephone shall be publicized to the users within the covered area, and the users' fault reporting and treatment within the covered area shall be accepted and handled.

2.3.5 The parties must strictly implement the time limit for fault repair (fault occurred during 8:00am to 5:00pm shall be repaired within the same day, and fault occurred during 5:00pm to 8:00am the next day shall be repaired before 12:00 noon the next day).

2.3.6 The parties shall complete the treatment of the user's fault, which is caused by their respective operating equipment, within 24 hours. If the time limit for the fault repair is exceeded, which is attributable to a party, such party shall assume the corresponding economic responsibilities, to jointly build up and maintain the good service image of the "Little Secretary".

Article 3 Benefits Sharing

3.1 Program turnover (if the error between the data of the parties is within 1%, the billing data of Party B shall prevail.)

The parties take the product of actual charged calling traffic (unit: per minute) confirmed by the parties after verification and the standard rate as the billing data of the "Little Secretary" program, i.e. the program turnover.

Standard rate of the "E Secretary" product is RMB 0.12 yuan/minute for domestic long-distance call during 19:00 to 22:00, and RMB 0.09 yuan/minute for domestic long-distance call during other periods. For international long-distance call rate, refer to Appendix 2.

Standard rate of "Hello IDD" product is RMB 0.12 yuan/minute for domestic long-distance call. For international long-distance call rate, refer to Appendix 3.

3.2 Program costs

3.2.1 The parties determine that the "E Secretary" sales channel commission shall be 15% of the turnover, and "Hello IDD" sales channel commission shall be 25% of the turnover.

3.2.2 Party B's SMS costs (excluding the costs of balance inquiries YECX, eliminating SC, and viewing CK's SMS reply)

3.2.3 The actual network-to-network call settlement costs (if the error between the data of the parties is within 1%, the billing data of Party A shall prevail).

If the rate is adjusted by the group company of Party A, the adjusted rate shall apply,    and be notified of Party B in a timely manner, and if necessary, the business rate shall be adjusted in a timely manner.

● Calls from TieTong fixed-line to other local fixed-line: RMB 0.10 yuan for the first 3 minutes, RMB 0.05 yuan per minute thereafter

● Calls from TieTong fixed-line to local mobile or TieTong fixed-line: RMB 0 yuan.

● Domestic long-distance call of TieTong fixed-line: RMB 0.0065 yuan per 6 seconds

● International long-distance call of TieTong fixed-line: refer to the latest TieTong international settlement cost price per minute (refer to Appendix 1), which is actually measured in the unit of 6 seconds.

3.2.4 Program turnover tax borne by TieTong (3% of the turnover currently).

3.3 Sharing of gross profits

Party B obtains the agency service commission by providing technology, market sales and service supports for this program, and Party A obtains the return by providing network and operation supports for this program. The parties agree to share the gross profits obtained from the program on a monthly basis in accordance with the following provisions. Gross profits of the program shall be the amount obtained by deducting the program costs from the program turnover.

3.3.1 50% of the gross profits of the first 9 months of each year (12 months after actual commencement of settlement and extension years thereof) shall be preliminarily allocated to Party B, and 50% to Party A, and the gross profits of the last 3 months shall be finally balanced on the basis of the total actual turnover of the whole year in accordance with the following two clauses:

3.3.2 If the annual turnover is less than RMB fifty million yuan (RMB 50,000,000 yuan), 50% of all the gross profits of the whole year shall be allocated to Party B and 50% to Party A;

3.3.3 If the annual turnover is more than RMB fifty million yuan (RMB 50,000,000 yuan), 55% of all the gross profits of the whole year shall be allocated to Party B and 45% to Party A.

Article 4 Method of Settlement

4.1 When handling the business in accordance with the provisions of Party A, Party B shall timely collect the fees from the users in strict accordance with the bills and invoices provided by Party A.

4.2 If the user delays the payment of the telecommunications fee, Party B shall be responsible for surcharging on behalf of Party A the user for a penalty at the rate of 3‰ of the amount paid in arrears per day, which shall be included in the gross profits as the mutual non-operating income of the parties and shared in proportion, and Party A shall send a written reminder letter to the user, and notify Party B to collect the fees.

4.3 The parties agree that, when the Prepaid Cards (when the parties consider necessary) are issued, Party B shall deposit 70% of the nominal values of the Prepaid Cards taken from Party A into the account of Party A, as the user's advance deposit, and deposit the remaining 30% in the account of Party B as the advance deposit of the same user.

4.4 Except the invoices for the prepaid cards, Party B shall pay an invoice deposit if the amount of other invoices taken by Party B from Party A exceeds the normal turnover (deposit of RMB 30,000 yuan is required for every excessive invoice amount of RMB 200,000 yuan).

4.5 In principle, actual sales income from the "Little Secretary" program shall be turned in to the financial department of Party A. Taking into account the market sales channel costs, refunds to customers, and other direct expenses, Party A agrees that Party B may reserve 30% of the sales income of the current month as the daily costs and expenditures, which shall be transferred as sales proceeds before the ninth day (inclusive) of the next month, and the settlement on a lump-sum basis shall be made for the sharing of gross profits of the program at the end of the next month. "Talk" is a promotional product for the users under the "Little Secretary" program. The parties agree that the product of actually verified and confirmed billing data (unit: per 6 seconds) and RMB 0.002 yuan/6 seconds shall be paid by Party A to Party B as the rewards for answered calls.

4.6 Party B shall issue invoices to Party A based on the due gross profits sharing and the rewards for "Talk" answered calls, and Party A must pay the said amount to Party B within three days upon the receipt of such invoice.

4.7 The parties shall turn in the relevant taxes to their respective tax authorities on the basis of their respective actual incomes.

Article 5 Ownership of Fixed Assets

The parties agree that the equipment and fixed assets invested in by Party B include all the equipment leased to other companies and placed in machine room of TieTong, and the equipment fixed assets invested in by the parties at any time shall be the property of the investing party, neither party shall mortgage, sell or otherwise gain benefits from the equipment of the other party. Upon the completion of the accounts settlement in case of termination of this Agreement, Party A shall have obligation to cooperate with Party B to dismantle and move the equipment of Party B after the termination of this Agreement.

Article 6 Intellectual Property Rights

6.1 For purposes of this Agreement, "Intellectual Property Rights" refer to all industrial property rights, intellectual property rights and all other patents, trademarks, service marks, domain names, trade names, patterns, designs and copyrights owned by Party A (B), whether registered or in the registration process or not registered anywhere in the world, and all know-how (including inventions, discoveries, and improved techniques, whether eligible for patents or not) and confidential information owned and used by Party A (B). For purposes of this definition, intellectual property rights shall be considered as controlled by Party A (B), as if Party A (B) has the license of such intellectual property rights, and Party A (B) shall be entitled to the rights under the relevant license, and have the right to re-license the relevant intellectual property rights to anyone.

6.2 Party A authorizes Party B to use the TieTong trademark of Party A in the "Little Secretary" program during the term of this Agreement.

6.3 Party A undertakes to assist Party B in taking necessary measures, to protect the intellectual property rights of "Little Secretary" brand in China, and assist Party B in registering this brand as a trademark and registering the copyrights or taking other measures for protecting the intellectual property rights. After the expiration of the cooperation period as specified in Article 7 hereof, Party A shall not use the "Little Secretary" trademark and other related intellectual property rights by any means or for any purposes, unless consented to by Party B in writing.

Article 7 Period of Cooperation

7.1 The period of cooperation shall be from January 1, 2010 to December 31, 2010.

7.2 The parties agree that, this Agreement may be renewed if the parties have no objections upon the expiration of this Agreement.

7.3 The provisions on intellectual property rights shall remain binding upon the parties after the termination of this Agreement.

Article 8 Amendment and Termination of the Agreement during the Period of Cooperation

8.1 If either party hereto intends to terminate this Agreement without the breach of the other party, such party shall give a three months prior written notice to the other party for obtaining the consent of the other party, and compensate the other party for three times the investment expenses of the other party.

8.2 Before the termination of this Agreement, proper arrangements shall be made for the users, to avoid causing losses to the users. Responsibilities for users' complaints or claims for economic compensation due to the termination of this Agreement shall be solely borne by the terminating party; and responsibilities for users' complaints or claims for economic compensation due to the termination of this Agreement which the parties deem necessary shall be borne by the parties jointly.

8.3 The changes in the company organization due to the company restructuring, merger and shareholder changes shall not affect the performance of this Agreement; the holders of the parties after change shall continue to perform all the obligations corresponding to Party A and Party B hereunder.

8.4 The obligations of the parties after the termination of this Agreement are specified as follows:

8.4.1 Upon the termination of this Agreement, Party B shall immediately provide a list of customers, immediately stop using the intellectual property rights of Party A, sign a letter of confirmation on stopping using the intellectual property rights of Party A, return to Party

A all the originals and copies of the documents and data containing the intellectual property rights of Party A, and pay to Party A all the amount payable to Party A in respect of the sales of products as specified herein.

8.4.2 Upon the termination of this Agreement, Party A shall immediately stop using the intellectual property rights of Party B, sign a letter of confirmation on stopping using the intellectual property rights of Party B, pay to Party B the due amount in accordance with the Benefits Sharing as set out in Article 3 hereof, and immediately assist Party B in moving the equipment of Party B to the place designated by Party B.

Article 9 Liabilities for Breach

9.1 If either Party A or Party B fails to perform or breaches any provisions herein, resulting in failure to perform all or part of this Agreement or making the performance of this Agreement become unnecessary, and the breaching party fails to make corrections within one month after being notified by the other party, the other party shall have the right to change or terminate this Agreement, and the breaching party shall assume the liabilities for breach and compensate the non-breaching party for the losses and three times the investment expenses.

9.2 If the failure to perform this Agreement is due to the force majeure, neither party shall assume the liabilities for breach, and the parties may negotiate with each other to amend or terminate this Agreement.

9.3 In case of any conflicts between this Agreement and the appendices hereto and the laws and regulations of the state, this Agreement shall be amended appropriately in accordance with the laws and regulations of the state, to ensure the continuous performance of the cooperation. If it is not allowed by the laws and regulations, either party shall have the right to immediately terminate this Agreement, without assuming for the other party any liabilities for breach.

Article 10 Settlement of Disputes

Any disputes arising from the performance of this Agreement shall be settled by the parties through negotiation. In case that no settlement can be reached through negotiation, such disputes shall be referred to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in accordance with the prevailing arbitration rules thereof. During the arbitration, the parties shall continue to perform this Agreement, excluding the disputed provisions in arbitration procedures.

Article 11 Confidentiality

The parties hereto shall have the responsibilities to maintain the confidentiality. Without the written consent of the other party, neither party shall disclose the specific contents hereof to any third parties; otherwise, such party shall assume the legal and economic responsibilities resulting therefrom.

Article 12 Force Majeure

12.1 If either party fails to perform or neglects to perform or fails to comply with any provisions of this Agreement due to force majeure, such case shall not give rise of any claims against such party or be deemed as a breach of this Agreement.

12.2 The force majeure may include but not limited to natural disasters, acts of public enemies, acts of civil or military organizations, government privileges, fire, strikes, energy shortages, delay in transportation, riots or war.

12.3 If the event of force majeure lasts more than 180 days and brings material and severe impact on either party's performance of this Agreement, either party shall have the right to terminate this Agreement, without assuming for the other party the liabilities for breach, however, the obligations of the parties upon the termination of this Agreement as set out in Article 8 hereof shall survive.

Article 13 Miscellaneous

13.1 In case of any adjustments in the national telecommunications rate and network-to-network settlement rate during the term of this Agreement, appropriate adjustment shall be made to the relevant charges and prices in accordance with the new rate standards and policies, and supplementary agreement shall be signed additionally after negotiation, however, the principle of benefits sharing between the parties as set out in Article 3 hereof shall remain unchanged.

13.2 This Agreement is made out in four copies, with each party holding two respectively.

13.3 This Contract shall become effective after it is signed and sealed by the parties.

13.4 The parties shall sign supplementary agreements on any matters not covered herein. Such supplementary agreements and this Agreement shall have equal effect in law.

13.5 This Agreement shall be binding upon the parties hereto, and their relevant successors and permitted assigns. Without the consent of the other party (either party may withhold such consent according to its rights), neither party shall have the right to assign its rights and obligations hereunder.

13.6 This Agreement (and all appendices and documents signed together with this Agreement or referred to herein) shall constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all previous oral or written agreements and understandings with respect to such subject matter. Any amendments hereto shall be effective unless in writing and signed by the duly authorized representatives of the parties.

For and on behalf of

Party A: China TieTong Telecommunications Corporation Shanghai Branch

Address: 20/F, Baohua Building, 1211 Changde Road, Shanghai

Post Code: 200060

Authorized Agency:

Handled by:

Telephone: 51180077

Date: November 30, 2009

Place of Signing: Shanghai

For and on behalf of

Party B: Shanghai REDtone Telecommunications Ltd.

Address: Tower F, 15/F, 121 Yanping Road

Post Code: 200042

Legal Representative:

Handled by:

Telephone:

Date: December 2, 2009

Place of Signing: Shanghai